UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 9, 2015

_____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware	0-50385	90-0821083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Union Street, Suite 810

                           Seattle, WA 98101

(Address of principal executive offices and zip code)

                              (800) 977-5255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Update on Status of Legal Proceedings

Beginning on April 18, 2014, three class action lawsuits alleging violations of federal securities laws were filed against the Company in United States District Court, Central District of California (the “Court”). At a hearing held on July 21, 2014, the three class action lawsuits were consolidated into one case with Bryan Chong as the lead plaintiff (the “Consolidated Class Action,” styled Romero et al. vs. GrowLife et al.). On May 15, 2014 and August 4, 2014, respectively two shareholder derivative lawsuits were filed against the Company with the Court (the “Derivative Actions”). On October 20, 2014, AmTrust North America, the Company’s insurer filed a lawsuit contesting insurance coverage on the above legal proceedings. The AmTrust case was filed, and recently served on the Company. The Company has yet to appear in this action. On January 20, 2015, the Court ordered all of the above actions stayed pending completion of mediation of the dispute.

On October 28, 2014, the above parties conducted voluntary, non-binding mediation of the above actions. The parties continued settlement discussions through the New Year, and reached an agreement on a mediator’s proposal by the first week of February of 2015 to resolve all litigation. On February 9, 2015, the parties filed a Joint Notice of Proposed Settlement with the Court presiding over the Consolidated Class Action. The parties expect that a Joint Motion for Court Approval of the Proposed Class Action settlement will be filed in the Romero Action, which will resolve both the Consolidated Class Action in Romero as well as the pending Derivative Actions against the Company and other defendants. The Company anticipates that the Motions for Court Approval of the Proposed Class Action Settlement will be filed within the next 45 days.

Further details on the above-described legal proceedings were previously disclosed in filings with the SEC on the Company’s Form 8-K dated May 18, 2014 and June 11, 2014, respectively, along with subsequent Quarterly Reports on Form 10-Q. These previous disclosures are incorporated here by this reference.

The Company issued a press release on February 12, 2015 regarding the above tentative settlement.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Notice of Settlement Agreement dated February 9, 2015.

99.1	Press Release issued by GrowLife, Inc. on February 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: February 12, 2015	By:	/s/ Marco Hegyi
Marco Hegyi
President